SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): September 13, 2000


                                EDG CAPITAL, INC.
             (Exact name of registrant as specified in its charter)


         NEW YORK                     33-37674-NY           11-3023098
(State or other jurisdiction          (Commission           (IRS Employer
of incorporation)                     File Number)           Identification No.)


            700 Stewart Avenue, Garden City, New York      11530
            (Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code (516) 222-7749


                23 Great Rock Drive, Wading River, New York 11729
          (Former name or former address, if changed since last report)


ITEM 1. Changes in Control of Registrant

(a) On September 13, 2000, EDG Capital, Inc. (the "Company"), a New York corporation, acquired (the "Acquisition") 100% of the outstanding capital stock of Isotope Solutions Inc. ("ISI") (formerly named Molecular Radiation Management, Inc.), a New York corporation. ISI is a biopharmaceutical company engaged in the


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     businesses of (a) developing the use of select  radio-isotopes  and related delivery systems (covered by three issued United States patents assigned to
     ISI: two patents are for radio-isotope delivery systems and allow the targeting of solid cancerous tumors without damaging healthy surrounding tissue, and the third patent covers the use of radio-active cisplatin in the treatment of cancer) and (b) managing medical groups specializing in cancer research and treatment. Subject to shareholder approval, the Company intends to amend its certificate of incorporation to change its name to "Isotope Solutions Group, Inc."

          The Acquisition was effected pursuant to an Agreement and Plan of Merger (the "Agreement"), dated September 8, 2000, by and among the Company, MRM Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of the Company, and ISI. On September 13, 2000, Merger Sub was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of the Company. A copy of the Agreement is attached hereto as Exhibit 2.1 and is hereby incorporated by reference. The description of the Agreement contained herein is qualified in its entirety by reference to the full text of Exhibit 2.1.

          Pursuant to the Agreement, all of ISI's outstanding common stock, excluding its treasury stock, which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of the Company's Common Stock. Simultaneous with the closing of the Acquisition, the Company effected (a) a 2.57315 for one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and (b) raised gross proceeds of $1,035,949.25 from the initial closing of a private placement (the "Private Placement") to accredited investors, through G-V Capital Corp. as the Company's exclusive placement agent, of 1,284,500 shares of Common Stock at a price of $.8065 per share. The shares of Common Stock issued in connection with the Acquisition and the Private Placement were issued pursuant to the exemptions from registration provided by Section 4(2), and Section 4(6) and Rule 506 of Regulation D, respectively, promulgated under the Securities Act of 1933, as amended (the "Act").

          In summary, as a result of the Acquisition and the transactions and events contemplated thereby, the Company has issued and outstanding an aggregate of 9,442,923 shares of Common Stock, of which the Company's shareholders of record on August 23, 2000 own 623,989 shares, the former ISI shareholders own 7,440,005 shares, two finders in the Acquisition own an aggregate 94,429 shares and the initial Private Placement investors own 1,284,500 shares. In addition, the placement agent in the Private Placement received a five-year warrant to purchase 64,225 shares at a price of $.8065 per share.

          The Acquisition has resulted in a change in control of the Company. Lawrence Kaplan, Linda Green and Seth Green may be deemed prior to the Acquisition to have controlled the Company as a result of their stock ownership

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     and/or  positions as officers  and/or  directors of the Company.  After the
     Acquisition,  the  following  persons  became the directors of the Company:
     Jack Schwartzberg, Shraga D. Aranoff, Maurice Kolodin, Robert Keating, Jay Haft and Gail Shields; and the following persons were elected to the offices of the Company set forth opposite their respective names below:

     Jack Schwartzberg                  President and Chief Executive Officer

     Shraga D. Aranoff                  Chief Operating Officer, Vice President
                                          and Secretary

          Set forth below is the number of shares directly and indirectly beneficially owned, and the percentage ownership of the Company's Common Stock, of the persons who may be deemed by their stock ownership or position as officers and/or directors of the Company to have acquired control of the Company as a result of the Acquisition and the transactions contemplated thereby:

                                              Number of shares
          Name                                beneficially owned   % of class
          ----                                ------------------   ----------

          Bruce Baron                             2,264,959          24
          Jack Schwartzberg                       1,476,311          16
          Crown Cove Associates, LLC              1,346,868          14
          Robert G.M. Keating                     1,020,496          11
          Dennis Shields                            783,158           8
          Shraga D. Aranoff                         117,474           1


ITEM 2. Acquisition or Disposition of Assets

          As a result of the Acquisition as described in Item 1, the Company became the sole shareholder of ISI. Inasmuch as the assets of ISI represent substantially all of the assets of the Company, the Company now is a biopharmaceutical company engaged in the businesses of (a) developing the use of select radio-isotopes and related delivery systems (covered by three issued United States patents assigned to ISI) and (b) managing medical groups specializing in cancer research and treatment.


ITEM 7. Financial Statements and Exhibits

     (a) and (b) No financial statements are filed herewith. The financial statements of ISI and the pro forma financial information required by Items 7(a)(1) and 7(b)(1), respectively, will be filed by amendment not later than 60 days after the date by which the initial report on Form 8-K was required to be filed, as permitted by Items 7(a)(4) and 7(b)(2), respectively.

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     (c) Exhibits

     Filed herewith is the following exhibit:

2.1 Agreement and Plan of Merger, dated September 8, 2000, by and among EDG Capital, Inc., MRM Merger Sub, Inc. and Molecular Radiation Management, Inc.


                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          EDG Capital, Inc.

                                          By:  /s/ Jack Schwartzberg
                                               -----------------------------
                                               Jack Schwartzberg, President

Date: September 18, 2000

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